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                                                                    Exhibit 99.1

Valassis Announces Pricing of Convertible Senior Debt
Friday May 16, 9:57 am ET

LIVONIA, Mich., May 16 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI - News), the leading company in marketing services and Connective Media(TM), announced today that it established the terms of its 30-year convertible senior notes. Valassis previously announced that it was offering the notes for sale to qualified institutional investors through a private placement. The notes will be sold for an issue price of $667.24 per $1,000 principal amount at maturity. The issue price represents a yield to maturity of 1.625% per year.

Valassis will issue notes with an aggregate issue price of approximately $160 million (approximately $239.8 million aggregate principal amount at maturity). Valassis will pay a cash coupon equal to the yield to maturity for the first five years, at which time the notes will become zero coupon notes and accrete at the stated yield to maturity. Valassis may call the notes in whole or in part on or after May 22, 2008. Holders may require Valassis to repurchase the notes at specified prices on the fifth, tenth, fifteenth, twentieth and twenty-fifth anniversaries of the closing date of the notes. On any of these specified anniversaries, Valassis may, at its option, pay the repurchase price in cash or shares of Valassis common stock, or a combination thereof. The notes are generally convertible at the option of the holders into 15.1627 shares of Valassis common stock per $1,000 face amount of note (which represents a conversion price of $44.01), subject to certain adjustments, with an additional variable number of shares based upon the Valassis stock price and the date of conversion. This conversion may take place in any given quarter provided that the common stock has traded at or above 120% of the accreted conversion price. The notes are also convertible under other certain circumstances.

If the trading price of the notes exceeds 120% of the accreted value in any six month period after May 22, 2008, Valassis will pay holders contingent interest in the subsequent six month period equal to 0.15% of the market value of the notes.

As previously announced, Valassis intends to use the net proceeds of the offering for general corporate purposes, including the potential repurchase of the Company's outstanding debt.

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Closing is scheduled for May 22, 2003.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' Connective Media(TM) portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting and analytic services. Valassis has been listed as one of Fortune magazine's "Best Companies to Work for in America" for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company website at http://www.valassis.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.